Exhibit 21.1

LIST OF SUBSIDIARIES

Subsidiary	Ownership Percentage	Jurisdiction of Incorporation or Organization
Recro Gainesville LLC	100%	Massachusetts
Recro Gainesville Development LLC	100%	Delaware